Exhibit 5.1

                            Opinion of Blank Rome LLP

                             [Blank Rome Letterhead]

                                November 23, 2004

Commerce Bancorp, Inc.
Commerce Atrium
1701 Route 70 East
Cherry Hill, NJ  08034

           Re: Commerce Bancorp, Inc. Form S-8 Registration Statement
               ------------------------------------------------------

Gentlemen:

         We have acted as counsel to Commerce Bancorp, Inc. (the "Company") in connection with the Company's Form S-8 Registration Statement (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 15,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), by the Company pursuant to the Company's 2004 Employee Stock Option Plan (the "Plan"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         Although as counsel to the Company we have advised the Company in connection with a variety of matters referred to us by it, our services are limited to specific matters so referred. Consequently, we may not have knowledge of many transactions in which the Company has engaged or its day-to-day operations.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Restated Certificate of Incorporation and the
Company's Bylaws (as amended); (ii) resolutions adopted by the Board of Directors and shareholders of the Company; (iii) the Registration Statement; and
(iv) the Plan. We have not performed any independent investigation other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents, and records examined and the genuineness of all signatures. In rendering this opinion we have assumed that 79,334,532 shares of the Company's Common Stock are outstanding. This opinion is limited to the laws of the State of New Jersey.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement and the Plan, when sold in the manner and for the consideration contemplated by the Registration Statement and the Plan, if any, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.


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Commerce Bancorp, Inc.
November 23, 2004
Page 2


         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                                    Sincerely,

                                                    /s/ Blank Rome LLP

                                                    BLANK ROME LLP


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